EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

(All Subsidiaries are Wholly Owned by the Registrant)

Name	Jurisdiction of Organization	Percentage Owned by Registrant
Rogue Wave Software GmbH	Germany	100%
Rogue Wave Software BV	Netherlands	100%
Inmark Development Corporation	California	100%
Rogue Wave Software UK LTD	United Kingdom	100%
Stingray Software, Inc.	North Carolina	100%
Rogue Wave Software SARL	France	100%
Rogue Wave Software SRL	Italy	100%
Kabusiki-Kaisha Rogue Wave Software Japan	Japan	100%
Rogue Wave Software Australia PTY	Australia	100%